State of Delaware
Secretary of State
Division of Corporations
Delivered 02:03 PM 04/24/2007
FILED 12:56 PM 04/24/2007
SRV 070470768 - 3856340 FILE

Certificate of Amendment to Certificate of Formation

of

LEP HOLDINGS, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the "limited liability company") is:

LEP HOLDINGS, LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company's registered agent and registered office and by substituting in lieu thereof the following new statement:

> "The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808."

Executed on April 24, 2007

/s/ Tom Favinger
Name: Tom Favinger
Title: Authorized Person